Exhibit 3.4

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
COPANO ENERGY, L.L.C.

THIS AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF COPANO ENERGY, L.L.C.  (this “Amendment”), dated as of August 1, 2005, is entered into and effectuated by the Board of Directors (the “Board”) of Copano Energy, L.L.C. (the “Company”) pursuant to authority granted to it in Sections 5.6 and 11.1 of the Second Amended and Restated Limited Liability Company Agreement of Copano Energy, L.L.C., dated as of November 15, 2004, (the “Limited Liability Company Agreement”).  Capitalized terms used but not defined herein are used as defined in the Limited Liability Company Agreement.

WHEREAS, Section 5.6(a) of the Limited Liability Company Agreement provides that the Company may issue additional Company Securities for any Company purpose at any time and from time to time for such consideration and on such terms and conditions as the Board shall determine, all without the approval of any Members;

WHEREAS, Section 5.6(b) of the Limited Liability Company Agreement provides that the Company Securities authorized to be issued by the Company pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Company Securities) as shall be fixed by the Board;

WHEREAS, Section 11.1(c)(vii) of the Limited Liability Company Agreement provides that the Board, without the approval of any Member (subject to the provisions of Section 5.7 of the Limited Liability Company Agreement), may amend any provision of the Limited Liability Company Agreement necessary or appropriate in connection with the authorization of issuance of any class or series of Company Securities pursuant to Section 5.6 of the Limited Liability Company Agreement;

WHEREAS, the Board has determined that the issuance of the Class B Units provided for in this Amendment is permitted by Section 5.7 of the Limited Liability Company Agreement;

WHEREAS, Section 11.1(c)(iv) of the Limited Liability Company Agreement provides that the Board, without the approval of any Member, may amend any provision of the Limited Liability Company Agreement to reflect a change that the Board determines does not adversely affect the Members (including any particular class of Interests as compared to other classes of Interests) in any material respect; and

WHEREAS, the Board deems it in the best interest of the Company to effect this Amendment to provide for (i) the issuance of the Class B Units in connection with the ScissorTail Acquisition pursuant to a definitive membership interest purchase agreement, dated June 20, 2005, (ii) the conversion of the Class B Units into Common Units in accordance with the terms described herein, and (iii) such other matters as are provided herein.

NOW, THEREFORE, it is hereby agreed as follows:

A.            Amendment.  The Limited Liability Company Agreement is hereby amended as follows:

1.             Section 1.1 is hereby amended to add the following definitions:

“Class B Units” means a Company Security representing a fractional part of the Interests of all Members, and having the rights and obligations specified with respect to the Class B Units in this Agreement.  The term “Class B Unit” does not refer to a Common Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Class B Unit Arrearage” means, with respect to any Class B Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) 110% of the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Class B Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Cumulative Class B Unit Arrearage” means, with respect to any Class B Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Class B Unit Arrearage as to a Class B Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter during which any Class B Unit has been Outstanding over (b) the sum of any distributions theretofore made to a Class B Unit pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 (including any distributions to be made in respect of the last of such Quarters).

“Remaining Net Positive Adjustments” means as of the end of any taxable period, with respect to the Unitholders holding Common Units, Class B Units or Subordinated Units, the excess of (i) the Net Positive Adjustments of the Unitholders holding Common Units, Class B Units or Subordinated Units as of the end of such period over (ii) the sum of those Members’ Share of Additional Book Basis Derivative Items for each prior taxable period.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, with respect to the Unitholders holding Common Units, Class B Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’

Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Unit” means a Company Security that is designated as a “Unit” and shall include Common Units, Class B Units and Subordinated Units.

“Unit Majority” means, during the Subordination Period, at least a majority of the Outstanding Common Units voting as a class, and at least a majority of the Outstanding Subordinated Units voting as a class, and after the Subordination Period, at least a majority of the Outstanding Common Units.

2.             Section 1.1 is hereby amended by amending and restating the final sentence to the definition of “Common Unit”:

“The term “Common Unit” does not refer to a Subordinated Unit or a Class B Unit prior to its conversion into a Common Unit pursuant to the terms hereof.”

3.             Section 1.1 is hereby amended by adding the following final proviso to the definition of “Outstanding”:

“provided, further, that for purposes of the foregoing, the Class B Units shall be deemed to be of the same class of Company Securities as the Common Units.”

4.             Section 5.10(a) is hereby amended to read in its entirety:

“Subject to Sections 5.10(d), 6.6 and 6.8 (dealing with adjustments of distribution levels), the Company may make a Pro Rata distribution of Company Securities to all Record Holders or may effect a subdivision or combination of Company Securities so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage or Class B Unit Arrearage or Cumulative Class B Unit Arrearage) or stated as a number of Units (including the number of Common Units into which Subordinated Units may convert prior to the end of the Subordination Period, the number of Common Units into which Class B Units may convert and the number of additional Parity Units that may be issued pursuant to Section 5.7 without a Unitholder vote) are proportionately adjusted retroactive to the date of formation of the Company.”

5.             Article V is hereby amended to add a new Section 5.12 creating a new series of Units as follows:

Section 5.12  Establishment of Class B Units.

(a)           General.  The Board hereby designates and creates a series of Units to be designated as “Class B Units” and consisting of a total of 4,830,756 Class B Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class B Units as set forth in this Section 5.12.

(b)           Allocations. Subject to the provisions of Section 6.1(d)(iii), all allocations of items of Company income, gain, loss, deduction and credit under Section 6.1 (a) and Section 6.1(b) shall be allocated to the Class B Units on a basis that is pro rata with the Common Units, so that the amount thereof allocated to each Common Unit will equal the amount thereof allocated to each Class B Unit;

(c)           Distributions.  Each Class B Unit shall have the right to share in partnership distributions on a pro rata basis with the Common Units, with the amount of any distributions on such Class B Unit equaling 110% of the quarterly cash distribution amount payable on the Common Units;

(d)           Capital Accounts.  Notwithstanding Section 5.5, the Capital Account of each of the Class B Units as of the date of this Amendment shall equal $29.37.

(e)           Vote of Common Unitholders.            Except as provided in this Section 5.12, the Class B Units are not convertible into Common Units.  The Board shall, as promptly as practicable following the issuance of the Class B Units, but in any event not later than 180 days from the issuance of the Class B Units, take such actions as may be necessary or appropriate to submit to a vote or consent of the holders of the Common Units the approval of a change in the terms of the Class B Units to provide that each Class B Unit will automatically convert into one Common Unit effective upon such approval by the Unitholders of the issuance of additional Common Units upon such automatic conversion.  The vote or consent required for such approval will be the requisite vote required under the Limited Liability Company Agreement and under the rules or staff interpretations of the National Securities Exchange on which the Common Units are listed or admitted for trading for the listing or admission to trading of the Common Units that would be issued upon any such conversion.  Upon receipt of such approval and compliance with Section 5.12(g), the terms of the Class B Units will be changed, automatically and without further action, so that each Class B Unit is converted into one Common Unit and immediately thereafter, none of the Class B Units shall be Outstanding.

(f)            Change in Rules of National Securities Exchange.  If at any time (i) the rules of the National Securities Exchange on which the Common Units are listed or admitted to trading or the staff interpretations of such rules are changed or (ii) facts or circumstances arise so that no vote or consent of Unitholders is required as a condition to the listing or admission to trading of the Common Units that would be issued upon any conversion of any Class B Units into Common Units as provided in Section 5.12(e), the terms of such Class B Units will be changed so that each Class B Unit is converted (without further action or any vote of any Unitholders other than compliance with Section 5.12(g))  into one Common Unit and immediately thereafter, none of the Class B Units shall be Outstanding.

(g)           Surrender of Certificates.  Upon receipt of the approval of the holders of the Common Units to convert the Class B Units into Common Units in accordance with Section 5.12(e), a change in rules of the National Securities Exchange or a change in facts and circumstances as described in Section 5.12(f), the Board shall give the holders of the Class B Units prompt notice of such approval or change and, subject to the requirements of Section 6.7(b), each holder of Class B Units shall promptly surrender the Class B Unit Certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Class B Units.  In the case of any such conversion, the Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Units one or more Common Unit Certificates, registered in the name of such holder, for the number of Common Units to which he shall be entitled as aforesaid.  Such conversion shall be deemed to have been made as of the date of the event specified in Section 5.12(e) or Section 5.12(f), as the case may be, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units on said date.

(h)           Voting Rights.  The Class B Units are non-voting, except that the Class B Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class B Units in relation to other classes of Interests or as required by Law.  The approval of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are entitled to vote.

6.             Section 6.1(c) is hereby amended to add a new Section 6.1(c)(i)(C) as follows:

(C)          Third, to all Unitholders holding Class B Units, Pro Rata, until the Capital Account in respect of each Class B Unit then Outstanding is equal to the sum of (i) its Unrecovered Capital, (2) 110% of the Unpaid MQD and (3) any then existing Cumulative Class B Unit Arrearage.

7.             Section 6.1(c)(i)(C) is hereby redesignated as Section 6.1(c)(i)(D).

8.             Section 6.1(c)(i)(D) is hereby redesignated as Section 6.1(c)(i)(E).

9.             Section 6.1(c) is hereby amended to add a new Section 6.1(c)(ii)(B) as follows:

(B)          Second, to the Unitholders holding Class B Units, Pro Rata, until the Capital Account in respect to each Class B Unit then Outstanding has been reduced to zero;

10.          Section 6.1(c)(ii)(B) is hereby redesignated as Section 6.1(c)(ii)(C) and Section 6.1(c)(ii)(C) is hereby redesignated as Section 6.1(c)(ii)(D).

B.            Agreement in Effect.  Except as hereby amended, the Limited Liability Company Agreement shall remain in full force and effect.

C.            Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D.            Invalidity of Provisions.  If any provisions of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be effected thereby.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

COPANO ENERGY, L.L.C.

By:
John R. Eckel, Jr.
Chairman of the Board and Chief Executive Officer